CHARLES W. LUTTER, JR.
                          ATTORNEY AND COUNSELOR AT LAW
                                 103 Canyon Oaks
                           San Antonio, TX 78232-1305
                                 (210) 495-5438
                               Fax (210) 496-1631

                                February 25, 2003

Board of Trustees
Memorial Funds
6550 Directors Parkway
Abilene, Texas 79606


Re: Legal Opinion concerning issuance of shares; and Consent to include opinion in the Memorial Funds registration statement

Dear Sirs:

I have been asked to provide this legal opinion and consent so that Memorial Funds (the "Trust") may have a current opinion to complete post-effective amendment Nos. 20/23 (the "PEA") to its registration statement on Form N-1A.

I have considered, among other things, the Trust's registration statement, trust documents, the legal opinions of prior counsel to the Trust previously filed as exhibits to the Trust's registration statement and actions of the Trustees as furnished by the Trust.

Based on my review, I am of the opinion that shares of beneficial interest in the three series of the Trust [Government Bond Fund, Growth Equity Fund, and Value Equity Fund] are duly authorized and when purchased and paid for as described in the Trust's registration statement, will be validly issued, fully paid and non-assessable.

I am delivering this letter to the Trust and no person other than the Trust may rely on it.

I hereby consent to the filing of this opinion of counsel as an exhibit to the PEA.

Sincerely,

/S/CHARLES W. LUTTER, JR.

Charles W. Lutter, Jr.

Memorial Funds N-1A - Exhibit (i)(2)                                      Page 1
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